Exhibit 11.1

PartnerRe Ltd.

Computation of Net Income per Common and Common Equivalent Share

For the Six Months and Three Months Ended June 30, 2005 and 2004

(in thousands of U.S. dollars, except per share amounts)

	For the Six Months Ended June 30, 2005			For the Six Months Ended June 30, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income	$271,324			$265,479
Less: preferred dividends	17,263			9,788

Net income available to common shareholders/Weighted average number of common shares outstanding/Basic net income per share	$254,061	54,873.6	$4.63	$255,691	53,737.5	$4.76
Effect of dilutive securities:
Stock options and other		890.9			568.4

Net income available to common shareholders/Weighted average number of common and common equivalent shares outstanding/Diluted net income per share	$254,061	55,764.5	$4.56	$255,691	54,305.9	$4.71

	For the Three Months Ended June 30, 2005			For the Three Months Ended June 30, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income	$159,909			$119,835
Less: preferred dividends	8,631			4,894

Net income available to common shareholders/Weighted average number of common shares outstanding/Basic net income per share	$151,278	54,791.5	$2.76	$114,941	53,791.5	$2.14
Effect of dilutive securities:
Stock options and other		907.2			547.8

Net income available to common shareholders/Weighted average number of common and common equivalent shares outstanding/Diluted net income per share	$151,278	55,698.7	$2.72	$114,941	54,339.3	$2.12